Exhibit 99.1

Sterling Bancorp Reports Fourth Quarter and Full Year 2024 Financial Results

Southfield, Michigan, January 30, 2025 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported its unaudited financial results for the quarter and year ended December 31, 2024.

Fourth Quarter and Year-End 2024 Highlights

•	Fourth quarter net income of $1.2 million, or $0.02 per diluted share; full year net income of $2.1 million, or $0.04 per diluted share
•	Fourth quarter net interest margin of 2.24%; full year net interest margin of 2.37%
•	Fourth quarter provision for (recovery of) credit losses of $(4.2) million; full year provision for (recovery of) credit losses of $(8.5) million
•	Nonperforming loans of $14.6 million, or 1.26% of total loans and 0.60% of total assets
•	Ratio of allowance for credit losses to total loans of 1.80%
•	Fourth quarter non-interest expense of $15.9 million; full year non-interest expense of $61.8 million
•	Shareholders’ equity of $334.0 million
•	Consolidated Company’s and Bank’s leverage ratio of 14.08% and 13.76%, respectively
•	Total deposits of $2.1 billion
•	Total gross loans of $1.2 billion

The Company reported net income of $1.2 million, or $0.02 per diluted share, for the quarter ended December 31, 2024, compared to a net loss of $(0.1) million, or $(0.00) per diluted share, for the quarter ended September 30, 2024. For the year ended December 31, 2024, net income was $2.1 million, or $0.04 per diluted share, compared to net income of $7.4 million, or $0.15 per diluted share, for the year ended December 31, 2023.

As previously disclosed, on September 15, 2024, Sterling, the Bank and EverBank Financial Corp (“EverBank”) entered into a definitive stock purchase agreement providing for the purchase by EverBank of all of the issued and outstanding shares of capital stock of the Bank from Sterling (the “Transaction”) for cash consideration of $261.0 million. Also on September 15, 2024, Sterling’s board of directors unanimously approved a plan of dissolution providing for the dissolution of Sterling under Michigan law following the closing of the Transaction. The Company’s shareholders approved the definitive stock purchase agreement for the Transaction and the plan of dissolution at a Special Meeting of Shareholders held on December 18, 2024. The Transaction is expected to close in the first quarter of 2025. The Transaction is subject to customary closing conditions, including the receipt of required regulatory approvals.

Balance Sheet

Total Assets – Total assets were $2.4 billion at December 31, 2024, essentially unchanged as compared to September 30, 2024, and an increase of $20.5 million, or 1%, from December 31, 2023.

Cash and due from banks increased $167.8 million, or 24%, to $878.2 million at December 31, 2024 compared to $710.4 million at September 30, 2024 primarily due to net cash inflows from maturities in the debt securities portfolio and loan repayments. Cash and due from banks increased $300.2 million, or 52% from $578.0 million at December 31, 2023. Debt securities of $338.1 million decreased $98.3 million, or 23%, from $436.4 million at September 30, 2024 and decreased $81.1 million, or 19%, from $419.2 at December 31, 2023. All debt securities are available for sale, have a relatively short duration and are considered part of our liquid assets.

Total gross loans of $1.2 billion at December 31, 2024 decreased $68.0 million, or 6%, from September 30, 2024. Residential real estate loans were $849.4 million at December 31, 2024, a decrease of $55.1 million, or 6%, from September 30, 2024. Commercial real estate loans were $296.5 million at December 31, 2024, a decrease of $10.5 million, or 3%, from September 30, 2024. Total gross loans at December 31, 2024 declined $193.2 million, or 14%, from December 31, 2023 with residential real estate loans decreasing $236.4 million, or 22%, and commercial real estate loans increasing $59.5 million, or 25%.

Total Deposits – Total deposits were $2.1 billion at December 31, 2024 and September 30, 2024 and were $2.0 billion at December 31, 2023. During the fourth quarter of 2024, money market, savings and NOW deposits increased $16.0 million, or 2% and time deposits decreased $19.1 million, or 2%. During 2024, time deposits increased $79.8 million, or 9% and money market, savings and NOW deposits decreased $15.8 million, or 1%. We continue to offer competitive interest rates on our deposit products to maintain our existing customer deposit base and maintain our liquidity.

Capital – Total shareholders’ equity was $334.0 million at December 31, 2024, a decrease of $0.6 million from September 30, 2024 primarily due to a $2.7 million increase in the unrealized loss on our debt securities portfolio included in accumulated other comprehensive loss, partially offset by the $1.2 million net income in the fourth quarter of 2024. During 2024, total shareholders’ equity increased $6.2 million, or 2%, due primarily to the $2.1 million in net income and a $1.7 million reduction in the unrealized loss on our debt securities portfolio included in accumulated other comprehensive loss.

At December 31, 2024, the consolidated Company’s and Bank’s leverage ratios were 14.08% and 13.76%, respectively. Both the Company and the Bank are required to maintain a Tier 1 leverage ratio of greater than 9.0% to have satisfied the minimum regulatory capital requirements as well as the capital ratio requirements to be considered well capitalized for regulatory purposes.

Asset Quality and Provision for (Recovery of) Credit Losses – A provision for (recovery of) credit losses of $(4.2) million was recorded for the fourth quarter of 2024 compared to $(2.3) million for the third quarter of 2024. In the fourth quarter of 2024, the recovery of credit losses was primarily due to the reduction in the commercial real estate portfolio’s allowance reflecting a decrease in criticized and classified assets. In addition, the residential mortgage portfolio’s allowance had a reduction primarily due to continued run-off of that portfolio. The allowance for credit losses was $20.8 million, $25.0 million and $29.4 million, or 1.80%, 2.04% and 2.18% of total loans at December 31, 2024, September 30, 2024 and December 31, 2023, respectively.

Recoveries of loan losses during the fourth and third quarter of 2024 were $2 thousand and $10 thousand, respectively, with no charge offs in either quarter. Recoveries of loan losses during the year ended December 31, 2024 and 2023 were $0.5 million in both years, with no charge offs in 2024 and $6.5 million in 2023 pertaining to the reclassification of $41.1 million of nonaccrual and delinquent residential loans as held for sale and charged off down to their fair value in the first quarter of 2023.

Nonperforming loans, comprised primarily of nonaccrual residential real estate loans, totaled $14.6 million, or 0.60% of total assets, at December 31, 2024 and $13.2 million, or 0.54% of total assets at September 30, 2024.

Results of Operations

Net Interest Income and Net Interest Margin – Net interest income for the fourth quarter of 2024 was $13.5 million compared to $13.6 million for the prior quarter of 2024 and $15.1 million for the fourth quarter of 2023. The net interest margin of 2.24% for the fourth quarter of 2024 decreased from the prior quarter’s net interest margin of 2.30% and decreased from the net interest margin of 2.52% for the fourth quarter of 2023. The decrease in net interest income during the fourth quarter of 2024 compared to the prior quarter was primarily due to a 23 basis point decrease in the average yield on interest-earning assets which was partially offset by a 17 basis point decrease in the average rate paid on interest-bearing deposits. The decrease in net interest income during the fourth quarter of 2024 compared to the fourth quarter of 2023 was primarily due to a 41 basis point increase in the average rate paid on interest-bearing deposits and a $186.9 million, or 14%, decline in average loans, partially offset by a 7 basis point increase in the average yield on total interest-earning assets during the same period.

Net interest income for the year ended December 31, 2024 was $56.5 million, a decrease of $8.5 million, or 13%, from the year ended December 31, 2023. The net interest margin of 2.37% decreased 31 basis points from the prior year’s net interest margin of 2.68%. The decrease in net interest income for the year ended December 31, 2024 is primarily attributable to a 100 basis point increase in the average rate paid on interest-bearing deposits and a $237.8 million, or 16%, decline in the average balance of loans. This was partially offset by the impact of a 45 basis point increase in the average yield of other interest-earning assets and the redemption of all of the Company’s subordinated notes in 2023 which decreased interest expense by $3.7 million.

Non-Interest Income – Non-interest income for the year ended December 31, 2024 was $1.1 million, a decrease of $1.7 million from $2.8 million for the year ended December 31, 2023. The decrease was primarily attributable to a $1.6 million gain on the sale of all loans that were held for sale, comprised primarily of nonperforming and chronically delinquent residential real estate loans, which occurred in the second quarter of 2023.

Non-Interest Expense – Non-interest expense of $15.9 million for the fourth quarter of 2024 reflected an increase of $0.3 million, or 2%, compared to $15.6 million for the third quarter of 2024 and an increase of $3.1 million, or 24%, compared to $12.8 million for the fourth quarter of 2023. The increase in non-interest expense from the fourth quarter versus the third quarter of 2024 was primarily due to a $0.7 million increase in other expenses, partially offset by decreases of $0.2 million in salaries and employee benefits and $0.3 million in professional fees. Professional fees for the fourth and third quarter of 2024 included Transaction related expense of $2.1 million and $1.4 million, respectively. The increase to the fourth quarter of 2024 compared to same quarter last year was primarily due to $3.8 million received in the fourth quarter of 2023 from our insurance carriers for previously incurred expenses related to the prior government investigations, offset in part by Transaction related expenses included in professional fees incurred in the fourth quarter of 2024.

Non-interest expense for the year ended December 31, 2024 was $61.8 million, inclusive of $3.5 million of expenses incurred in connection with the Transaction, a decrease of $3.9 million, or 6%, compared to $65.7 million for the year ended December 31, 2023. The decrease was primarily attributable to salaries and employee benefits which were $2.4 million, or 7% lower in 2024 as compared to 2023 due to reductions in staffing levels. Professional fees remained flat in 2024 compared to 2023, although the components of our professional fees changed significantly as compliance related professional fees declined in 2024, we received substantial reimbursements from our insurance carriers in 2023 and we incurred significant Transaction related expenses in 2024.

Income Tax Expense – The Company recorded an income tax expense of $2.1 million, a 49.7% effective rate, for the year ended December 31, 2024 and $3.1 million, or an effective rate of 29.8%, for the year ended December 31, 2023. Income tax expense includes an additional $0.6 million in the third quarter of 2024 to reverse a tax position previously taken on the deductibility of interest earned on U.S. government obligations under applicable state tax law. Our effective tax rate varies from the statutory rate primarily due to the adjustment in the third quarter of 2024 as well as the impact of non-deductible compensation-related expenses.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in the San Francisco and Los Angeles, California metropolitan areas and New York City. Sterling also has an operations center and a branch in Southfield, Michigan. Sterling offers a range of loan products as well as retail and business banking services. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Forward-Looking Statements

This Press Release contains certain statements that are, or may be deemed to be, “forward-looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance, including any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook” and “would” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature, though the absence of these words does not mean a statement is not forward-looking. All statements other than statements of historical facts, including but not limited to statements regarding expectations for the anticipated sale of the Bank and ensuing Plan of Dissolution, the economy and financial markets, credit quality, the regulatory scheme governing our industry, competition in our industry, interest rates, our liquidity, our business and our governance, are forward-looking statements. We have based the forward-looking statements in this Press Release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. These forward-looking statements are not historical facts, and they are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that future developments will be those that have been anticipated. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. The risks, uncertainties and other factors detailed from time to time in our public filings, including those included in the disclosures under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2024, subsequent periodic reports and future periodic reports, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company’s forward-looking statements. These risks are not exhaustive. Other sections of this Press Release and our filings with the Securities and Exchange Commission include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Press Release. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update, revise, or correct any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

Investor Contact:

Sterling Bancorp, Inc.

Karen Knott

Executive Vice President and Chief Financial Officer

(248) 359-6624

kzaborney@sterlingbank.com

Sterling Bancorp, Inc.

Consolidated Financial Highlights (Unaudited)

	At and for the Three Months Ended			At and for the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands, except per share data)	2024	2024	2023	2024	2023
Net income (loss)	$1,162	$(143)	$5,063	$2,138	$7,413
Income (loss) per share, diluted	$0.02	$(0.00)	$0.10	$0.04	$0.15
Net interest income	$13,523	$13,618	$15,105	$56,470	$64,959
Net interest margin	2.24%	2.30%	2.52%	2.37%	2.68%
Non-interest income	$67	$379	$213	$1,057	$2,786
Non-interest expense	$15,888	$15,610	$12,830	$61,813	$65,710
Loans, net of allowance for credit losses	$1,134,925	$1,198,767	$1,319,568	$1,134,925	$1,319,568
Total deposits	$2,070,890	$2,067,193	$2,003,986	$2,070,890	$2,003,986
Asset Quality
Nonperforming loans	$14,584	$13,214	$8,973	$14,584	$8,973
Allowance for credit losses to total loans	1.80%	2.04%	2.18%	1.80%	2.18%
Allowance for credit losses to total nonaccrual loans	143%	189%	329%	143%	329%
Nonaccrual loans to total loans	1.26%	1.08%	0.66%	1.26%	0.66%
Nonperforming loans to total loans	1.26%	1.08%	0.67%	1.26%	0.67%
Nonperforming loans to total assets	0.60%	0.54%	0.37%	0.60%	0.37%
Net charge offs (recoveries) to average loans during the period	(0.00)%	(0.00)%	(0.00)%	(0.04)%	0.40%
Provision for (recovery of) credit losses	$(4,160)	$(2,338)	$(4,357)	$(8,536)	$(8,527)
Net charge offs (recoveries)	$(2)	$(10)	$(64)	$(452)	$5,944
Performance Ratios
Return on average assets	0.19%	(0.02)%	0.83%	0.09%	0.30%
Return on average shareholders' equity	1.39%	(0.17)%	6.34%	0.65%	2.35%
Efficiency ratio (1)	116.91%	111.52%	83.76%	107.45%	97.00%
Yield on average interest-earning assets	5.56%	5.79%	5.49%	5.68%	5.23%
Cost of average interest-bearing liabilities	3.91%	4.08%	3.47%	3.89%	3.02%
Net interest spread	1.65%	1.71%	2.02%	1.79%	2.21%
Leverage Capital Ratios(2)
Consolidated	14.08%	14.19%	13.95%	14.08%	13.95%
Bank	13.76%	13.70%	13.38%	13.76%	13.38%

(1) Efficiency ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(2) Leverage capital ratio is Tier 1 (core) capital to average total assets. December 31, 2024 capital ratios are estimated.

Sterling Bancorp, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	September 30,	%	December 31,	%
(dollars in thousands)	2024	2024	change	2023	change
Assets
Cash and due from banks	$878,181	$710,372	24%	$577,967	52%
Interest-bearing time deposits with other banks	—	4,983	(100)%	5,226	(100)%
Debt securities available for sale	338,105	436,409	(23)%	419,213	(19)%
Equity securities	4,661	4,797	(3)%	4,703	(1)%
Loans, net of allowance for credit losses of $20,805, $24,970 and $29,404	1,134,925	1,198,767	(5)%	1,319,568	(14)%
Accrued interest receivable	8,592	9,650	(11)%	8,509	1%
Mortgage servicing rights, net	1,279	1,338	(4)%	1,542	(17)%
Leasehold improvements and equipment, net	4,480	4,710	(5)%	5,430	(17)%
Operating lease right-of-use assets	10,640	10,765	(1)%	11,454	(7)%
Federal Home Loan Bank stock, at cost	18,423	18,423	0%	18,923	(3)%
Federal Reserve Bank stock, at cost	9,238	9,187	1%	9,048	2%
Company-owned life insurance	8,926	8,872	1%	8,711	2%
Deferred tax asset, net	15,389	15,023	2%	16,959	(9)%
Other assets	3,673	5,258	(30)%	8,750	(58)%
Total assets	$2,436,512	$2,438,554	(0)%	$2,416,003	1%

Liabilities
Noninterest-bearing deposits	$38,086	$31,276	22%	$35,245	8%
Interest-bearing deposits	2,032,804	2,035,917	(0)%	1,968,741	3%
Total deposits	2,070,890	2,067,193	0%	2,003,986	3%
Federal Home Loan Bank borrowings	—	—	N/M	50,000	(100)%
Operating lease liabilities	11,589	11,753	(1)%	12,537	(8)%
Other liabilities	20,070	24,999	(20)%	21,757	(8)%
Total liabilities	2,102,549	2,103,945	(0)%	2,088,280	1%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—	—	—	—
Common stock, no par value, authorized shares 500,000,000; shares issued and outstanding 52,305,036, 52,313,933 and 52,070,361	84,323	84,323	0%	84,323	0%
Additional paid-in capital	19,053	18,210	5%	16,660	14%
Retained earnings	244,102	242,940	0%	241,964	1%
Accumulated other comprehensive loss	(13,515)	(10,864)	(24)%	(15,224)	11%
Total shareholders’ equity	333,963	334,609	(0)%	327,723	2%
Total liabilities and shareholders’ equity	$2,436,512	$2,438,554	(0)%	$2,416,003	1%

N/M - Not Meaningful

Sterling Bancorp, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended					Year Ended
	December 31,	September 30,	%	December 31,	%	December 31,	December 31,	%
(dollars in thousands, except per share amounts)	2024	2024	change	2023	change	2024	2023	change
Interest income
Interest and fees on loans	$19,960	$20,506	(3)%	$20,969	(5)%	$82,055	$86,684	(5)%
Interest and dividends on investment securities and restricted stock	3,965	4,993	(21)%	3,800	4%	17,734	12,056	47%
Interest on interest-bearing cash deposits	9,710	8,855	10%	8,159	19%	35,346	28,049	26%
Total interest income	33,635	34,354	(2)%	32,928	2%	135,135	126,789	7%
Interest expense
Interest on deposits	20,112	20,736	(3)%	17,572	14%	78,298	57,109	37%
Interest on Federal Home Loan Bank borrowings	—	—	N/M	251	(100)%	367	994	(63)%
Interest on Subordinated Notes	—	—	N/M	—	N/M	—	3,727	(100)%
Total interest expense	20,112	20,736	(3)%	17,823	13%	78,665	61,830	27%
Net interest income	13,523	13,618	(1)%	15,105	(10)%	56,470	64,959	(13)%
Provision for (recovery of) credit losses	(4,160)	(2,338)	(78)%	(4,357)	5%	(8,536)	(8,527)	(0)%
Net interest income after provision for (recovery of) credit losses	17,683	15,956	11%	19,462	(9)%	65,006	73,486	(12)%
Non-interest income
Service charges and fees	66	69	(4)%	75	(12)%	314	344	(9)%
Loss on sale of investment securities	—	—	N/M	(111)	100%	—	(113)	100%
Gain (loss) on sale of loans held for sale	—	—	N/M	(72)	100%	—	1,623	(100)%
Unrealized gain (loss) on equity securities	(136)	160	N/M	198	N/M	(42)	61	N/M
Net servicing income	56	61	(8)%	40	40%	238	308	(23)%
Income earned on company-owned life insurance	81	84	(4)%	83	(2)%	332	327	2%
Other	—	5	(100)%	—	N/M	215	236	(9)%
Total non-interest income	67	379	(82)%	213	(69)%	1,057	2,786	(62)%
Non-interest expense
Salaries and employee benefits	8,387	8,540	(2)%	8,500	(1)%	33,583	35,937	(7)%
Occupancy and equipment	2,015	2,019	(0)%	2,096	(4)%	8,123	8,369	(3)%
Professional fees	2,731	3,005	(9)%	(908)	N/M	10,065	10,076	(0)%
FDIC insurance	264	260	2%	264	0%	1,048	1,058	(1)%
Data processing	760	715	6%	704	8%	2,950	2,941	0%
Other	1,731	1,071	62%	2,174	(20)%	6,044	7,329	(18)%
Total non-interest expense	15,888	15,610	2%	12,830	24%	61,813	65,710	(6)%
Income before income taxes	1,862	725	N/M	6,845	(73)%	4,250	10,562	(60)%
Income tax expense	700	868	(19)%	1,782	(61)%	2,112	3,149	(33)%
Net income (loss)	$1,162	$(143)	N/M	$5,063	(77)%	$2,138	$7,413	(71)%

Income (loss) per share, basic and diluted	$0.02	$(0.00)		$0.10		$0.04	$0.15
Weighted average common shares outstanding:
Basic	51,062,757	51,059,012		50,703,220		50,971,884	50,630,928
Diluted	51,409,877	51,059,012		51,182,011		51,340,966	50,778,559

N/M - Not Meaningful

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
	Average		Average	Average		Average	Average		Average
(dollars in thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Interest-earning assets
Loans(1)
Residential real estate and other consumer	$877,536	$15,400	7.02%	$936,941	$16,005	6.83%	$1,111,391	$17,181	6.18%
Commercial real estate	304,178	4,298	5.65%	296,632	4,160	5.61%	237,997	3,065	5.15%
Construction	4,846	123	10.15%	5,069	150	11.84%	13,789	347	10.07%
Commercial and industrial	7,358	139	7.56%	7,427	191	10.29%	17,611	376	8.54%
Total loans	1,193,918	19,960	6.69%	1,246,069	20,506	6.58%	1,380,788	20,969	6.07%
Securities, includes restricted stock(2)	424,824	3,965	3.73%	476,506	4,993	4.19%	431,994	3,800	3.52%
Other interest-earning assets	799,605	9,710	4.86%	650,089	8,855	5.45%	585,703	8,159	5.57%
Total interest-earning assets	2,418,347	33,635	5.56%	2,372,664	34,354	5.79%	2,398,485	32,928	5.49%
Noninterest-earning assets
Cash and due from banks	3,616			7,038			3,822
Other assets	26,872			29,906			30,305
Total assets	$2,448,835			$2,409,608			$2,432,612
Interest-bearing liabilities
Money market, savings and NOW	$1,077,654	$9,296	3.42%	$1,077,346	$10,265	3.78%	$1,116,533	$9,745	3.46%
Time deposits	965,544	10,816	4.44%	938,514	10,471	4.43%	873,928	7,827	3.55%
Total interest-bearing deposits	2,043,198	20,112	3.91%	2,015,860	20,736	4.08%	1,990,461	17,572	3.50%
FHLB borrowings	—	—	0.00%	—	—	0.00%	50,000	251	1.96%
Subordinated notes, net	—	—	0.00%	—	—	0.00%	—	—	0.00%
Total borrowings	—	—	0.00%	—	—	0.00%	50,000	251	1.96%
Total interest-bearing liabilities	2,043,198	20,112	3.91%	2,015,860	20,736	4.08%	2,040,461	17,823	3.47%
Noninterest-bearing liabilities
Demand deposits	38,316			31,507			38,310
Other liabilities	33,764			33,719			36,768
Shareholders' equity	333,557			328,522			317,073
Total liabilities and shareholders' equity	$2,448,835			$2,409,608			$2,432,612
Net interest income and spread(2)		$13,523	1.65%		$13,618	1.71%		$15,105	2.02%
Net interest margin(2)			2.24%			2.30%			2.52%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalence adjustments.

	Year Ended
	December 31, 2024			December 31, 2023
	Average		Average	Average		Average
(dollars in thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Interest-earning assets
Loans(1)
Residential real estate and other consumer	$970,830	$65,609	6.76%	$1,231,559	$71,491	5.80%
Commercial real estate	275,043	14,923	5.43%	228,963	11,401	4.98%
Construction	5,536	645	11.65%	29,020	2,987	10.29%
Commercial and industrial	10,167	878	8.64%	9,827	805	8.19%
Total loans	1,261,576	82,055	6.50%	1,499,369	86,684	5.78%
Securities, includes restricted stock(2)	450,861	17,734	3.93%	393,767	12,056	3.06%
Other interest-earning assets	668,760	35,346	5.29%	532,789	28,049	5.26%
Total interest-earning assets	2,381,197	135,135	5.68%	2,425,925	126,789	5.23%
Noninterest-earning assets
Cash and due from banks	3,811			4,326
Other assets	29,001			28,648
Total assets	$2,414,009			$2,458,899
Interest-bearing liabilities
Money market, savings and NOW	$1,073,095	$39,043	3.63%	$1,049,818	$29,559	2.82%
Time deposits	925,058	39,255	4.23%	912,966	27,550	3.02%
Total interest-bearing deposits	1,998,153	78,298	3.91%	1,962,784	57,109	2.91%
FHLB borrowings	18,443	367	1.98%	50,000	994	1.99%
Subordinated notes, net	—	—	0.00%	34,683	3,727	10.60%
Total borrowings	18,443	367	1.96%	84,683	4,721	5.50%
Total interest-bearing liabilities	2,016,596	78,665	3.89%	2,047,467	61,830	3.02%
Noninterest-bearing liabilities
Demand deposits	34,279			43,702
Other liabilities	33,940			52,220
Shareholders' equity	329,194			315,510
Total liabilities and shareholders' equity	$2,414,009			$2,458,899
Net interest income and spread(2)		$56,470	1.79%		$64,959	2.21%
Net interest margin(2)			2.37%			2.68%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalence adjustments.

Sterling Bancorp, Inc.

Loan Composition (Unaudited)

	December 31,	September 30,	%	December 31,	%
(dollars in thousands)	2024	2024	change	2023	change
Residential real estate	$849,350	$904,438	(6)%	$1,085,776	(22)%
Commercial real estate	296,457	306,927	(3)%	236,982	25%
Construction	2,509	5,212	(52)%	10,381	(76)%
Commercial and industrial	7,395	7,158	3%	15,832	(53)%
Other consumer	19	2	N/M	1	N/M
Total loans held for investment	1,155,730	1,223,737	(6)%	1,348,972	(14)%
Less: allowance for credit losses	(20,805)	(24,970)	(17)%	(29,404)	(29)%
Loans, net	$1,134,925	$1,198,767	(5)%	$1,319,568	(14)%

Sterling Bancorp, Inc. Allowance for Credit Losses - Loans (Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands)	2024	2024	2023	2024	2023
Balance at beginning of period	$24,970	$27,556	$34,267	$29,404	$45,464
Adjustment to adopt ASU 2016-13	—	—	—	—	(1,651)
Adjustment to adopt ASU 2022-02	—	—	—	—	380
Balance after adoption	24,970	27,556	34,267	29,404	44,193
Provision for (recovery of) credit losses	(4,167)	(2,596)	(4,927)	(9,051)	(8,844)
Charge offs	—	—	—	—	(6,478)
Recoveries	2	10	64	452	533
Balance at end of period	$20,805	$24,970	$29,404	$20,805	$29,404

Sterling Bancorp, Inc. Deposit Composition (Unaudited)

	December 31,	September 30,	%	December 31,	%
(dollars in thousands)	2024	2024	change	2023	change
Noninterest-bearing deposits	$38,086	$31,276	22%	$35,245	8%
Money Market, Savings and NOW	1,079,744	1,063,746	2%	1,095,521	(1)%
Time deposits	953,060	972,171	(2)%	873,220	9%
Total deposits	$2,070,890	$2,067,193	0%	$2,003,986	3%

Sterling Bancorp, Inc.

Credit Quality Data (Unaudited)

	At and for the Three Months Ended
	December 31,	September 30,	December 31,
(dollars in thousands)	2024	2024	2023
Nonaccrual loans(1)
Residential real estate	$13,136	$13,187	$8,942
Commercial real estate	1,422	—	—
Total nonaccrual loans	$14,558	$13,187	$8,942
Loans past due 90 days or more and still accruing interest	26	27	31
Nonperforming loans	$14,584	$13,214	$8,973
Total loans (1)	$1,155,730	$1,223,737	$1,348,972
Total assets	$2,436,512	$2,438,554	$2,416,003
Allowance for credit losses to total loans	1.80%	2.04%	2.18%
Allowance for credit losses to total nonaccrual loans	143%	189%	329%
Nonaccrual loans to total loans	1.26%	1.08%	0.66%
Nonperforming loans to total loans	1.26%	1.08%	0.67%
Nonperforming loans to total assets	0.60%	0.54%	0.37%
Net charge offs (recoveries) to average loans during the period	(0.00)%	(0.00)%	(0.00)%

(1) Loans are classified as held for investment and are presented before the allowance for credit losses.